Exhibit 99.1

Magellan Petroleum Corporation

Mr. William H. Hastings

President, CEO

With copy to:

Mr. John Robinson West

Chairman

13 January 2011, effective as of

23 December 2010

RE:	YEP amended commitment letter to MPET for closing funding

Dear	Bill,

On August 5, 2010 Young Energy Prize s.a. (YEP) entered into a binding Securities Purchase Agreement with Magellan Petroleum Corporation (MPET) to purchase $15.6 million of MPET common shares at $3 per share, with the closing of such Agreement and the use of the proceeds thereof linked to the closing of the purchase by Magellan Petroleum Australia Limited (MPAL), a wholly-owned subsidiary of MPET, from Santos Offshore Pty Ltd (Santos) of a 40% interest in the Evans Shoal natural gas field in the Bonaparte Basin offshore Northern Territory Australia.

Under the terms of the Asset Sale Deed dated March 25, 2010 between Santos and MPAL the payment due to Santos at the closing of the purchase of the Evans Shoal interest is expected to be AU$85.45 million, over and above the AU$15 million previously paid by MPAL to Santos. This letter confirms the binding commitment of YEP to provide to MPET or MPAL the additional funding which, together with the $15.6 million of previously committed YEP funding described above, will assure the availability of funding for MPAL to close the purchase of the Evans Shoal interest from Santos. As our advisors have discussed, it is expected that such additional YEP funding will initially be in the form of a loan which is subsequently restructured as equity in the entity or entities holding the benefits of the MPAL Evans Shoal interest. The only conditions on providing such funding shall be its use for acquisition of the Evans Shoal interest by MPAL, preceded by the obtaining of all requisite consents for such acquisition (along with a reasonable period of time in which to close such funding after the receipt of such consents consistent with the timetable for the closing with Santos), and the satisfaction of customary closing conditions typically applicable to such a funding (such as the obtaining of all regulatory consents, compliance by MPET and MPAL with typical contractual representations and warranties, and the absence of any interfering litigation).

Best regards,

Nikolay Bogachev
President and CEO Young Energy Prize s.a.